Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports First Quarter 2021 Earnings;
Raises Full Year Financial Outlook

Dallas, April 22, 2021: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported first quarter GAAP diluted earnings per share of $2.83 and adjusted earnings per share of $3.46. Net sales for the quarter were
$1.8 billion as pricing increased by 15 percent from the prior quarter, more than offsetting a volume decline of 3 percent. In anticipation of Winter Storm Uri, the Company proactively brought down its three production facilities in Texas to protect its employees and assets. The Company subsequently flexed its global procurement and production networks to manage industry supply chain disruptions. Despite significant first quarter costs associated with the winter storm, the Company delivered operating profit of $326 million and adjusted EBIT of $482 million, both increases over pre-COVID earnings in the first quarter of 2020. During the quarter, the Company returned $328 million of cash to shareholders in the form of share repurchases and dividends. The Company continues to take actions to lift its earnings and cash generation profile, which along with a strong balance sheet, provide capacity to invest across a number of strategic growth priorities.

The difference between GAAP diluted earnings per share and adjusted earnings per share for the first quarter was primarily due to a $41 million adjustment for fixed overhead, freeze-related repairs, and restart costs related to Winter Storm Uri.

"As demand fundamentals continued to improve coming out of a very challenging 2020, we experienced unprecedented disruption as a result of Winter Storm Uri, including direct impacts to our employees and production facilities in Texas as well as extensive industry supply chain challenges. Our teams responded with great agility to repair and restart our facilities quickly and to navigate hundreds of obstacles to source, manufacture, and ship our products to our customers. Amid continuing supply chain and raw material challenges, we finished the first quarter with momentum and expect to deliver strong earnings performance across the remainder of 2021," said Lori Ryerkerk, chairman and chief executive officer.

First Quarter 2021 Financial Highlights:

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	645	572	563
Acetate Tow	119	134	129
Acetyl Chain	1,056	910	799
Intersegment Eliminations	(22)	(25)	(31)
Total	1,798	1,591	1,460

Operating Profit (Loss)
Engineered Materials	130	62	102
Acetate Tow	16	30	27
Acetyl Chain	251	186	135
Other Activities	(71)	(75)	(70)
Total	326	203	194

Net Earnings (Loss)	323	1,454	220

Adjusted EBIT(1)
Engineered Materials	160	82	165
Acetate Tow	61	59	67
Acetyl Chain	282	187	139
Other Activities	(21)	(28)	(29)
Total	482	300	342

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	25	15	53
Acetate Tow	41	29	37

Operating EBITDA(1)	570	387	425
Diluted EPS - continuing operations	$2.83	$12.50	$1.88
Diluted EPS - total	$2.82	$12.50	$1.82
Adjusted EPS(1)	$3.46	$2.09	$2.29

Net cash provided by (used in) investing activities	98	979	(128)
Net cash provided by (used in) financing activities	(371)	(933)	(16)
Net cash provided by (used in) operating activities	116	274	259
Free cash flow(1)	19	181	135
_____________________________
(1)See "Non-US GAAP Financial Measures" below.

First Quarter 2021 Highlights:
•Hosted a virtual Investor Day on March 25, 2021, in which members of the executive management team provided details on the Company's business strategies and path for growth through 2023.
•Announced a three-year plan to expand Engineered Materials' compounding capacities at its Asia facilities, including Nanjing, China; Suzhou, China; and Silvassa, India.
•Announced an expansion of Engineered Materials' GUR® ultra-high molecular weight polyethylene production capacity in Europe to come online in 2024 to support the growing electric vehicle market.
•Announced a project to utilize recycled carbon dioxide as an alternative feedstock in the production of methanol at the Company's Clear Lake, Texas facility.
•Announced further investments in the Acetyl Chain's downstream vinyls portfolio through facility expansions, new unit builds, and debottleneck projects in Europe and Asia.
•Extended a long-term contract with Linde Gas Singapore Pte. Ltd. for the supply of carbon monoxide to the Acetyl Chain's Singapore facility.
First Quarter 2021 Business Segment Overview
Engineered Materials
Engineered Materials reported net sales of $645 million in the first quarter, a 13 percent increase from the prior quarter due to sequential increases in pricing and volume. Volume expanded 6 percent driven by strong sequential demand growth, particularly in Europe. Continued strength in automotive, industrial, and electronics end-markets, as well as modest recovery in medical applications, contributed to volume expansion in the first quarter. Pricing increased 6 percent sequentially driven by realization of pricing initiatives implemented during the first quarter to keep pace with raw material inflation, as well as product mix. Engineered Materials generated first quarter GAAP operating income of $130 million and adjusted EBIT of $160 million. This represents a return to pre-COVID adjusted earnings in line with the first quarter of 2020, as the base business mitigated a $28 million year over year decline in affiliate earnings by leveraging its project pipeline and growth programs. On a sequential basis, variable margin expansion in the base business and an additional $10 million in affiliate earnings resulted in operating profit and adjusted EBIT margins of 20 percent and 25 percent, respectively.
Acetyl Chain
The Acetyl Chain generated net sales of $1.1 billion, due to a 23 percent pricing increase partially offset by a 7 percent volume decline from the prior quarter. Pricing increased sequentially due to record Chinese acetic acid pricing and tightened industry conditions as a result of Winter Storm Uri, which temporarily reduced global acetic acid supply by approximately 5 percent during the first quarter. Sequential volume declined primarily due to Winter Storm Uri as well as Chinese New Year and typical winter seasonality, although fundamental demand for acetyls remained strong. In response to the impact of the storm on its US Gulf Coast production, the business immediately increased production rates at its facilities in China and Singapore. Significant quantities of acetic acid and VAM were then shipped to Europe from Asia, rather than shipped from the US as typical. The business flexed its procurement and supply chain networks to navigate disruptions, including sourcing 40kt of methanol for restarting Clear Lake acetic acid production. Despite incurring costs of approximately $55 million related to the storm, of which nearly $30 million unfavorably impacted adjusted EBIT, the Acetyl Chain generated GAAP operating profit of $251 million and adjusted EBIT of $282 million. The business delivered operating profit margin of 24 percent and adjusted EBIT margin of 27 percent, expansions of 340 and 620 basis points, respectively, over the prior quarter.
Acetate Tow
Acetate Tow recorded net sales of $119 million, which reflected a sequential volume decrease of 10 percent due to reduced raw material and logistics availability. First quarter GAAP operating profit was $16 million and adjusted EBIT was $61 million, consistent with the prior quarter, as higher dividends from affiliates offset the decline in volume. Dividends from affiliates in the first quarter were $41 million, an increase of $12 million sequentially due to the timing of dividend payments.
Cash Flow and Tax
The Company generated first quarter operating cash flow of $116 million and free cash flow of $19 million, inclusive of a $100 million payment for the European Commission settlement. Capital expenditures in the first quarter were $92 million and included capital expenditures for the acetic acid reconfiguration expansion within the Acetyl Chain business. The Company returned $328 million in cash to shareholders during the first quarter, including $250 million of share repurchases and $78 million of dividends.
The effective US GAAP tax rate of 21 percent in the first quarter was comparable to the same quarter of last year. During the first quarter, the 2021 tax rate for adjusted earnings per share was increased from an estimated 13 percent to 14 percent, primarily due to an increase in earnings in higher tax jurisdictions.
Outlook
"Our teams have maintained the momentum with which we entered 2021 despite the challenges of Winter Storm Uri," continued Ryerkerk. "The unique value of our global positions and unparalleled optionality, particularly within our Acetyl Chain business, was demonstrated in our first quarter performance. Demand for our Engineered Materials and Acetyl Chain products remains strong across most end markets. Amid a tightened industry landscape following the storm, we are well positioned to continue to deliver leading value. Inclusive of current industry dynamics, higher inventory costs from Winter Storm Uri, and our minimal turnaround needs due to previous acceleration of scheduled turnarounds, we expect second quarter 2021 adjusted earnings of approximately $4.00 per share, which would be an all-time record. Driven by this elevated performance across the first half, we now expect adjusted earnings of $12.50 to $13.50 per share in 2021, reflecting a moderation in Acetyl Chain industry utilization and pricing as the year progresses."
The Company is unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the first quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on April 22, 2021. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Travis Jacobsen	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 3750	Phone: +49 69 45009 1206
brandon.ayache@celanese.com	William.Jacobsen@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2020 net sales of $5.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements

This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: the extent to which the COVID-19 pandemic continues to adversely impact the economic environment, market demand and our operations, as well as the pace of any economic recovery; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions as well as facility turnarounds; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; the ability to identify desirable potential acquisition targets and to complete acquisition or investment transactions consistent with the Company's strategy; the ability to identify and execute on other attractive investment opportunities towards which to deploy capital; increased price competition and the introduction of competing products by other companies; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic); other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters or other crises including public health crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

The extent to which COVID-19 will adversely impact our business, financial condition and results of operations will depend on numerous evolving factors, which are highly uncertain, rapidly changing and cannot be predicted, including: the extent of any resurgence in infections and the spread of the disease, and the effectiveness of any vaccines; additional governmental, business and individual actions to contain the spread of the outbreak, including social distancing, work-at-home, stay-at-home and shelter-in-place orders and shutdowns, travel restrictions and quarantines; the extent to which these conditions depress economic activity generally and demand for our products specifically and affect the financial markets; the effect of the outbreak on our customers, suppliers, supply chain and other business partners; our ability during the outbreak to provide our products and services, including the health and well-being of our employees; business disruptions caused by actual or potential plant, workplace and office closures; the risk that we could be exposed to liability, negative publicity or reputational harm related to any incidents of actual or perceived transmission of COVID-19 among employees at our facilities; the ability of our customers to pay for our products and services during and following the outbreak; the impact of the outbreak on the financial markets and economic activity generally; our ability to access usual sources of liquidity on reasonable terms; and our ability to comply with the financial covenant in our Credit Agreement if a material and prolonged economic downturn results in increased indebtedness or substantially lower EBITDA.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.

Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about April 22, 2021 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(In $ millions, except share and per share data)
Net sales	1,798	1,591	1,460
Cost of sales	(1,313)	(1,215)	(1,112)
Gross profit	485	376	348
Selling, general and administrative expenses	(137)	(137)	(125)
Amortization of intangible assets	(6)	(5)	(5)
Research and development expenses	(20)	(20)	(17)
Other (charges) gains, net	6	(2)	(6)
Foreign exchange gain (loss), net	3	(3)	(1)
Gain (loss) on disposition of businesses and assets, net	(5)	(6)	—
Operating profit (loss)	326	203	194
Equity in net earnings (loss) of affiliates	29	21	57
Non-operating pension and other postretirement employee benefit (expense) income	38	(66)	28
Interest expense	(25)	(26)	(28)
Interest income	1	2	2
Dividend income - equity investments	42	28	37
Gain (loss) on sale of investments in affiliates	—	1,408	—
Other income (expense), net	(2)	1	2
Earnings (loss) from continuing operations before tax	409	1,571	292
Income tax (provision) benefit	(85)	(117)	(65)
Earnings (loss) from continuing operations	324	1,454	227
Earnings (loss) from operation of discontinued operations	(1)	(1)	(7)
Income tax (provision) benefit from discontinued operations	—	1	—
Earnings (loss) from discontinued operations	(1)	—	(7)
Net earnings (loss)	323	1,454	220
Net (earnings) loss attributable to noncontrolling interests	(1)	(1)	(2)
Net earnings (loss) attributable to Celanese Corporation	322	1,453	218
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	323	1,453	225
Earnings (loss) from discontinued operations	(1)	—	(7)
Net earnings (loss)	322	1,453	218
Earnings (loss) per common share - basic
Continuing operations	2.85	12.56	1.89
Discontinued operations	(0.01)	—	(0.06)
Net earnings (loss) - basic	2.84	12.56	1.83
Earnings (loss) per common share - diluted
Continuing operations	2.83	12.50	1.88
Discontinued operations	(0.01)	—	(0.06)
Net earnings (loss) - diluted	2.82	12.50	1.82
Weighted average shares (in millions)
Basic	113.5	115.7	119.3
Diluted	114.0	116.3	119.9

Consolidated Balance Sheets - Unaudited

	As of March 31, 2021	As of December 31, 2020

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	791	955
Trade receivables - third party and affiliates, net	959	792
Non-trade receivables, net	551	450
Inventories	1,025	978
Marketable securities	331	533
Other assets	53	55
Total current assets	3,710	3,763
Investments in affiliates	796	820
Property, plant and equipment, net	3,876	3,939
Operating lease right-of-use assets	221	232
Deferred income taxes	255	259
Other assets	456	411
Goodwill	1,134	1,166
Intangible assets, net	308	319
Total assets	10,756	10,909
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	497	496
Trade payables - third party and affiliates	906	797
Other liabilities	489	680
Income taxes payable	43	—
Total current liabilities	1,935	1,973
Long-term debt, net of unamortized deferred financing costs	3,135	3,227
Deferred income taxes	530	509
Uncertain tax positions	255	240
Benefit obligations	616	643
Operating lease liabilities	187	208
Other liabilities	191	214
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(4,744)	(4,494)
Additional paid-in capital	253	257
Retained earnings	8,335	8,091
Accumulated other comprehensive income (loss), net	(302)	(328)
Total Celanese Corporation stockholders' equity	3,542	3,526
Noncontrolling interests	365	369
Total equity	3,907	3,895
Total liabilities and equity	10,756	10,909